Exhibit 99.5

March 7, 2013

Board of Directors

Virgin Media Inc.

Bartley Wood Business Park

Bartley Way, Hook, Hampshire

RG27 9UP, UK

Re:	Initially Filed Registration Statement on Form S-4 of Liberty Global Corporation Limited, filed March 7, 2013 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 5, 2013 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Liberty Global, Inc. and any of its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Virgin Media Inc. (the “Company”) of the consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Liberty Global, Inc., Lynx Europe Limited, Lynx US MergerCo 1 LLC, Lynx US MergerCo 2 LLC, Viper US MergerCo 1 LLC, Viper US MergerCo 2 LLC and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—General—Opinions of Virgin Media’s Financial Advisors—Opinion of Goldman Sachs”, “The Mergers—Background to the Mergers”, “The Mergers—Virgin Media’s Reasons for the Mergers and Recommendation of the Virgin Media Board of Directors”, and “The Mergers—Opinions of Virgin Media’s Financial Advisors—Opinion of Goldman Sachs” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)